EXHIBIT 10.8

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EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), executed October 27, 2006, between Peter Leger (the “Executive”) and MSX International, Inc., a Delaware corporation (the “Company”), recites and provides as follows:
     WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive wish to set forth the terms of Executive’s employment with the Company; and
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:
     1. Employment.
          (a) Position. On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as President and Chief Executive Officer throughout the Employment Term (as defined below). Executive will be a member of the Board of Directors and will report directly to the Board and serve under the direction and at the discretion of the Board. At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Company.
          (b) Duties and Responsibilities. The Executive shall have such duties and responsibilities that are consistent with the Executive’s position as the Board determines and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries. Subject to the provisions of Section 1(c) below, during the Employment Term the Executive shall devote the Executive’s full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation.
          (c) Other Activities. As part of the Executive’s business efforts and duties on behalf of the Company, the Executive may participate in social, charitable and civic activities, and, if specifically approved by the Board, the Executive may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder. The Company recognizes that Executive currently serves on the board of directors of Outsourcing Solutions, Inc. and continued service on such board is hereby specifically approved.
     2. Employment Term. The “Employment Term” hereunder shall commence on December 18, 2006 and shall continue in full force and effect until the fourth anniversary of such date unless terminated earlier pursuant to the terms and conditions of this Agreement. The Employment Term will renew hereunder automatically for successive one-year periods unless either party gives written notice to the other not less than ninety (90) days prior to the end of Employment Term hereof (or any subsequent anniversary, as the case may be) that such party

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does not wish the Employment Term to be so extended, and under such circumstances, the Employment Term and this Agreement will terminate by its terms, and without liability (except for any provision which by its terms survives non-renewal) to either party, on the fourth anniversary of the date of commencement of the Employment Term (or such subsequent anniversary, as the case may be). Notwithstanding anything expressed or implied herein to the contrary, the Company may not terminate this Agreement prior to the commencement of the Employment Term.
     3. Compensation. During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:
          (a) Base Salary. The Company agrees to pay the Executive, for services rendered hereunder, an initial base salary at the annual rate of $550,000 (the “Base Salary”). Base Salary will be reviewed annually throughout the Employment Term by the Board or the Compensation Committee of the Board. The Base Salary shall be payable in equal periodic installments (as currently in place with the current CEO, but at least monthly), less any sums which may be required to be deducted or withheld under applicable provisions of law. The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.
          (b) Bonus Plans. The Executive shall be eligible to participate in the Company’s bonus plan for senior management with an annual incentive target of sixty percent (60%) of Base Salary (“Incentive Payment”), subject to attainment of the Annual Operation Plan that is approved by the Board of Directors each year. Higher payments shall be made for the attainment of results exceeding the Annual Operation Plan per a mutually agreed upon EBITDA scale between the Executive and Board Compensation Committee up to a maximum payment of one hundred fifty percent (150%) of Base Salary. Assuming Executive is employed by the Company at the time Incentive Payments are determined and paid for fiscal year 2006, Executive’s bonus will be no less than an amount equal to (a) $350,000 multiplied by (b) the number of days Executive is an employee in fiscal year 2006 divided by 365. Notwithstanding anything expressed or implied herein to the contrary (including the terms of Section 4 hereof), for fiscal year 2007 (which is the same as the calendar year), Executive’s Incentive Payment will be no less than $350,000 and shall be paid on such date as the Company’s other senior executives are paid similar incentive payments, a date which is expected to be no later than March 31, 2008 (whether or not Executive is employed on such date); provided, however, that such Incentive Payment for fiscal year 2007 shall not be payable if Executive is terminated by the Company for Cause during such fiscal year or if Executive terminates his employment without Good Reason during such fiscal year.
          (c) Benefits. During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company’s employee benefit plans applicable to the Company’s comparable senior executives (including the Company’s current CEO) according to the terms of those plans. The Executive will be entitled to a minimum three (3) weeks vacation per year.

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          (d) Moving and Relocation Benefits. In addition to the other benefits provided to Executive under this Agreement, the Company will pay directly or reimburse Executive for the following:
     (i) Until such time as Executive elects to relocate his family and primary residence to the Detroit metropolitan area (but not to exceed thirty (30) months from the commencement of employment), up to Seventy Five Thousand Dollars ($75,000.00) per twelve-month period and pro rated for any stub period, plus the amount of the Tax Gross Up, for reasonable and customary costs for temporary housing, travel, meals and incidental expenses of Executive, until such time as his family has completed the relocation to Michigan.
     (ii) At such time as Executive elects to relocate his family and primary residence to the Detroit metropolitan area, One Hundred Thousand Dollars ($100,000), plus reimbursement for the out-of-pocket packing and moving costs to move Executive and his family from their primary residence in Lake Forest, Illinois plus the amount of the Tax Gross Up for all such amounts.
     (iii) As used herein, “Tax Gross Up” is the amount equal to the income tax liability resulting from the inclusion of both the item of compensation and the Tax Gross Up payment in the gross income (with reduction for any resulting tax deductions or credits) of Executive. This amount shall be determined by comparing the actual individual federal and state income tax of the Executive with, and without, such amount(s) included in gross income.
          (e) Reimbursement of Expenses. Except for temporary housing, moving, relocation and similar benefits (which are dealt with in Section 3(d)), Executive shall be entitled to reimbursement for reasonable out-of-pocket business expenses which Executive incurs in connection with performing Executive’s duties under this Agreement. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).
     4. Termination of Employment.
          (a) By the Company For Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined in Section 4(e)). The Company shall provide thirty (30) days written notice of its intent to terminate the Executive for cause (which notice shall specify in reasonable detail the basis upon which such termination is made). If Executive has not cured the issues set forth in such notice during the thirty (30) day notice period, the Company may then terminate Executive for Cause. In the event the Executive’s employment is terminated for Cause, all provisions of this Agreement (other than Sections 5 through 17 hereof) and the Employment Term shall be terminated. Upon termination for Cause, the Executive shall be entitled to payment of the Executive’s earned and unpaid Base Salary to the date of termination.

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          (b) Upon Death or Disability. If the Executive dies, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be automatically terminated; provided, however, that an amount equal to the earned and unpaid Base Salary to the date of death shall be paid to the Executive’s surviving spouse or, if none, the Executive’s estate, and the death benefits under the Company’s employee benefit plans shall be paid to the Executive’s beneficiary or beneficiaries as properly designated in writing by the Executive. If the Executive is unable to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, by reason of physical or mental disability or incapacity (“Disability”) and such disability or incapacity shall have continued for any period of ninety (90) consecutive days, the Company may terminate this Agreement and the Employment Term at any time thereafter. In such event, to the extent not paid under the Company’s disability policies and plan, or if the Executive dies during the term of this Agreement, the Executive shall be entitled to receive from the Company the Executive’s normal compensation hereunder during said time of disability or incapacity, and shall after such death or Disability be entitled to receive the “Death or Disability Incentive Payment” in lieu of any Incentive Payment due (as described in the last sentence of this subsection (b)) and accrued and unpaid Base Salary and accrued and used vacation days to the date of termination. The portion of the payment representing the Death or Disability Incentive Payment shall be paid in a lump sum determined on a net present value basis, using a reasonable discount rate determined by the Board. The Death or Disability Incentive Payment shall be paid in lieu of any Incentive Payment otherwise due and shall be equal to the target Incentive Payment that the Executive would have been eligible to receive for the year in which the Employment Term is terminated multiplied by a fraction, the numerator of which is the number of days in such year before and including the day of termination of the Employment Term and the denominator of which is the total number of days in such year; provided that for fiscal year 2007 the Death or Disability Incentive Payment shall be equal to $350,000.
          (c) By the Company Without Cause.
     (i) The Company may terminate the Executive’s employment under this Agreement at any time without Cause (for purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered a termination without Cause), and other than by reason of the Executive’s death or disability. The Company shall provide written notice of termination to the Executive, which notice shall specify the effective date of such termination and that the termination is without Cause (the “Termination Date”). If the Termination Date is later than the date of the notice, then from the date of the notice through the Termination Date, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Thereafter, conditioned upon the Executive executing and not revoking a Separation Agreement and Complete Release of Liability substantially in the form attached as Exhibit A to this Agreement, the Company shall pay the Executive the amounts set forth in this subsection (c). Under such circumstances, the Company shall pay the Executive (A) an aggregate amount equal to seventy-five percent (75%) of the Executive’s Base Salary (but not less

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than a Base Salary of $550,000) on the Termination Date, with such aggregate amount to be paid over a period of six (6) months, in equal monthly installments and (B) an aggregate amount equal to seventy-five percent (75%) of the Executive’s Incentive Payment for the last complete calendar year of the Term prior to the Termination Date, with such aggregate amount to be paid over a period of six (6) months in equal monthly installments.
     (ii) The Company shall pay the Executive, on the date the Executive would otherwise be paid the Incentive Payment, an amount equal to the full target Incentive Payment for the year that includes the Termination Date multiplied by a fraction, the numerator of which is the number of complete months worked by the Executive in such year and the denominator of which is 12.
     (iii) The Company shall also be obligated to pay to the Executive earned and unpaid Base Salary and accrued but unused vacation days to the Termination Date, with all such amounts payable within thirty (30) days of the date of termination.
     (iv) During the eighteen months following the date of Termination, the Executive and the Executive’s dependents will be entitled to continued participation in the “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) in which the Executive and the Executive’s dependents participated on the Executive’s Termination Date with respect to any such plans for which such continued participation is allowed pursuant to applicable law and the terms of the plan, all at the Company’s cost and expense. Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection (iv) shall cease if the Executive and/or the Executive’s dependents become covered under an employee welfare benefit plan of another employer of the Executive that provides the same or similar type of benefits.
          (d) By the Executive. The Executive may voluntarily terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof; by sending written notice of termination to the Company not less than thirty (30) days prior to the effective date of such termination. During such thirty (30) day period, at the election of the Company, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall be entitled to receive accrued and unpaid Base Salary to the date of termination within thirty (30) days of the termination date, but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof. Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of

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this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, subject to the Executive executing and not revoking the release described in 4(c)(i) above. Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within thirty (30) days of when the Executive learns of the act or conduct that constitutes Good Reason. At its sole discretion, the Company may accelerate the effective date of any termination by Executive hereunder.
          (e) Definitions. For purposes of this Agreement, the following definitions will apply:
     (i) Cause. The term “Cause” means: (i) gross or willful misconduct which causes material damage to the property, operations, business or reputation of the Company or its subsidiaries; (ii) willful and repeated failure to comply with the reasonable and lawful directives of the Board; (iii) theft, conversion, embezzlement or misappropriation by Executive of funds or other assets or any other act of fraud; (iv) any conviction or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (v) the material breach by Executive of the terms of this Agreement; or (vi) Executive’s material failure to perform the duties and responsibilities of his position (other than as a result of death or Disability) as set forth in Section 1(b).
     (ii) Good Reason. “Good Reason” means, after written notice by the Executive to the Board, and a reasonable opportunity for the Company to cure (not to exceed 30 days), that: (i) the Executive’s Initial and annual Base Salary is not paid or is reduced; (ii) the Executive’s title is no longer President and CEO or Executive’s job duties and responsibilities are materially diminished (including failure to cause Executive to be an elected member of the Company’s Board at any time during the Employment Term), provided however, any diminution in the Executive’s job duties and responsibilities after notice of non-renewal of the Employment Term is given by either party shall not be considered “Good Reason” hereunder; (iii) the Incentive Payment for 2007 is not paid as required by this Agreement; (iv) any material breach of this Agreement by the Company; and (v) failure of the Company to issue equity to Executive as set forth in the letter from the Company to Executive of even date herewith and on such other terms as are reasonably acceptable to Executive (it being understood that a termination pursuant to this clause (v) shall not be deemed a waiver of or otherwise affect Executive’s right to receive such equity). For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered “Good Reason” hereunder.
          (f) Expense Reimbursement. Notwithstanding anything expressed or implied herein to the contrary, upon termination of Executive’s employment with the Company for any reason, Executive shall be entitled to reimbursement of expenses incurred by Executive through the effective date of termination as provided in Sections 3(d) and (e).

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     5. Confidential Information. The Executive understands and acknowledges that during the Executive’s employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, the Executive will not, during the Executive’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Executive’s employment by the Company. The Executive will not at any time use any Confidential Information for the Executive’s own benefit or the benefit of any person except the Company. At the end of the Executive’s employment with the Company, the Executive will surrender and return to the Company any and all Confidential Information in the Executive’s possession or control, as well as any other Company property that is in the Executive’s possession or control. The Executive acknowledges and agrees that any breach of this Section 5 would be a material breach of this Agreement. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories:
     (i) trade secrets;
     (ii) lists and other information about current and prospective customers;
     (iii) plans or strategies for sales, marketing, business development, or system build-out;
     (iv) sales and account records;
     (v) prices or pricing strategy or information;
     (vi) current and proposed advertising and promotional programs;
     (vii) engineering and technical data;
     (viii) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;
     (ix) legal advice and strategies; and
     (x) other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 8).
Confidential Information includes any such information that the Executive may prepare or create during the Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or confidential information.
     6. Return of Documents. All writings, records and other documents and things containing any Confidential Information in the Executive’s custody or possession shall be

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the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive’s employment or at any time as requested by the Company.
     7. Reaffirm Obligations. Upon termination of the Executive’s employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 5 of this Agreement.
     8. Non-Compete; Non-Solicitation. The Executive agrees that:
          (a) While the Executive is employed by the Company, the Executive will not, directly or indirectly, compete with the business conducted by the Company and its subsidiaries, and the Executive will not, directly or indirectly, provide any services to a Competitor.
          (b) For a period of 18 months after the Executive’s employment with the Company ends for any reason (the “Non-Competition Period”), the Executive will not compete with the Company by performing or causing to be performed any duties or services for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any state of United States or any country in which, at the time the Executive’s employment with the Company ends, the Company or a subsidiary provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period. Additionally, the Executive agrees that during the Non-Competition Period, the Executive will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any services similar to or the functional equivalent of the services provided by the Company or a subsidiary, to any person or entity who was a customer or prospective customer of the Company or a subsidiary, at any time during the Executive’s employment with the Company. Notwithstanding anything expressed or implied herein to the contrary, Executive’s obligations under Section 8 hereof shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Executive is entitled under Section 4 or Section 8(h) below, which default is not cured within thirty (30) days after written notice thereof (it being understood that termination of Executive’s obligations under Section 8 pursuant to the preceding sentence shall not relieve the Company of any payment obligations hereunder). The Executive acknowledges and agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of the Company which the Company will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of the Company’s and its subsidiaries’ Trade Secrets and Confidential Information to its direct competitors.
          (c) While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company or a subsidiary to terminate employment with the Company or a subsidiary; hire, or cause to be hired, for any employment by a Competitor, any person who

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within the preceding 12 month period has been employed by the Company or a subsidiary , or assist any other person, firm, or corporation to do any of the acts described in this subsection (c).
          (d) The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as described in this Section 8 and that any breach of this Section 8 would constitute a material breach of this Section 8 and this Agreement.
          (e) The Company may notify anyone employing the Executive or evidencing an intention to employ the Executive during the Non-Competition Period as to the existence and provisions of this Agreement and may provide such person or organization a copy of this Agreement. The Executive agrees that the Executive will provide the Company the identity of any employer the Executive plans to go to work for during the Non-Competition Period along with the Executive’s anticipated job title, anticipated job duties with any such employer, and anticipated start date. The Executive further agrees to provide a copy of this Agreement to anyone who employs the Executive during the Non-Competition Period.
          (f) The Executive acknowledges and agrees that this Section 8 is intended to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interest. The Executive acknowledges and agrees that the Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8. If any of the provisions of this Section 8 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions. In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further benefits under this Agreement, including but not limited to the consideration set forth in subsection (i) below as well as any additional payments, compensation, benefits or severance pay he may otherwise be entitled to receive under this Agreement. Additionally, in the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to repay the Company for any of the consideration set forth in subsection (i) below that the Executive received prior to the breach as well as any additional payments, compensation, benefits or severance pay the Executive might otherwise have previously received under Section 4(c) of this Agreement.
          (g) For purposes of this Section 8, the following definitions will apply:
     (i) “Directly or indirectly” as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than 2% of the outstanding

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shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.
     (ii) “Competitor” as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company or a subsidiary by providing or offering to provide services similar to or the functional equivalent of those provided by the Company or a subsidiary at the time Executive’s employment with the Company ends within any state or country in which the Company provides or offers those services or products.
          (h) In consideration of the Executive’s undertakings set forth in this Section 8 with respect to periods after termination of employment, but only in the event that the Executive is entitled to the benefits and payments under Sections 4(c) or 4(d), the Company will pay (in addition to the other payment obligations hereunder) the Executive (i) an aggregate amount equal to seventy-five percent (75%) of the Executive’s Base Salary (but not less than a base salary of $550,000) on the Termination Date, with such aggregate amount to be paid over a period of eighteen (18) months in equal monthly installments and (ii) an aggregate amount equal to seventy-five percent (75%) of the Executive’s Incentive Payment for the last complete calendar year of the Term prior to the Termination Date, with such aggregate amount to be paid over a period of eighteen (18) months in equal monthly installments. If termination without Cause takes place in 2007 then $262,500 will be paid over a period of eighteen (18) months in equal installments. In the event the Executive is not entitled to the benefits and payments under Sections 4(c) or 4(d) above, the Company will not pay Executive any of the consideration set forth in this Section 8(h). In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further payments under subsection (h) or otherwise under this Agreement. This waiver and forfeiture shall be effective even in the event a court refuses to enforce the restrictions in this Section 8, provided such refusal to enforce the restrictions is not on account of a court’s determination that Executive is not in breach of this Agreement. Executive’s obligations under this Section 8 are conditioned upon the Company executing a Separation Agreement and Complete Release of Liability substantially in the form attached as Exhibit A to this Agreement.
     9. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief, without bond, in order to enforce or prevent any violation of the provisions hereof. The Executive agrees that these provisions are reasonable.
     10. Successors and Assigns. This Agreement and the obligations hereunder shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and the Executive’s legal representatives and assigns, provided that in no event shall the Executive’s

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obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company or of the Company’s business (it being understood that this Agreement shall not be terminated by any merger or consolidation where the Company is not the surviving company or upon any transfer of all or substantially all of the Company’s interests or assets, and in the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving entity or entity to which such interests or assets of the Company are transferred). The Executive may not transfer or assign the Executive’s rights and obligations under this Agreement.
     11. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.
     12. Governing Law; Jurisdiction; Waiver of jury trial. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the State of Michigan without regard to its conflict of laws principles or rules. To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the State of Michigan located in [Wayne County], Michigan and in the federal courts in District of Michigan. Each of the parties hereby waives the right to trial by jury.
     13. No Conflict. The Executive represents and warrants to the Company that this Agreement is legal, valid and binding upon the Executive and the execution of this Agreement and the performance of the Executive’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Executive is a party (including, without limitation, any other employment or non-compete agreement).
     14. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement. If any provision contained in Sections 5 or 8 of this Agreement shall for any reason be held to be excessively broad or unreasonable as to time, territory, or interest to be protected, a court is

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hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent provided under applicable law.
     15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.
     16. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.
     17. Entire Agreement. This Agreement (together with all documents and instruments referred to herein and/or executed on the date hereof) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including any employment or management continuity agreement under which the Executive hereby agrees to waive all rights and which is hereby terminated.
     18. Gross-Up. If Executive becomes entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted equity, option, equity appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control of any person affiliated with the Company or such persons (in the aggregate, “Payments” or singularly, “Payment”), the parties will cooperate with one another to explore mutually agreeable alternatives so that such Payments do not become subject to the Excise Tax (as defined below). For the avoidance of doubt, the Company will if required or advisable to avoid Excise Tax (as defined herein) obtain the requisite approvals of the Company’s officers, directors and stockholders. As used herein, the tax imposed by Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax is referred to as the “Excise Tax”.
[Signature page follows]

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     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

MSX International, Inc.
By:

Executive

Peter Leger

EXHIBIT A
RELEASE AGREEMENT
THIS AGREEMENT (“Agreement”), dated as of ___, is entered into by and between Peter Leger (the “Executive”), and MSX International, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Executive is no longer an officer, employee or director of the Company and its respective affiliates; and
WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
AGREEMENT
     1. General Release by Executive.
          (a) General Release of Legal Claims. The Executive hereby releases (on behalf of himself and his heirs, successors, assigns, and representatives) the Company and the other Released Parties (as defined below) from, and hereby waives, any and all legal claims and causes of actions, whether known or unknown, that he may have or may claim to have against any of the Released Parties, arising at any time up to and including the date that he signs this Agreement. This general release includes and covers (without limitation) all claims arising from or relating to the Executive’s employment and the termination of his employment. Among the specific claims that the Executive is agreeing to release under this general release are (without limitation and only by way of example) the following: (a) all claims arising under any law (whether federal, state, or local) prohibiting discrimination on the basis of any protected characteristic (such as age, race, sex, disability or handicap status, national origin, or religion), including (without limitation), the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and all state and local anti-discrimination laws, (b) all claims relating to wages, Executive benefits, or other compensation of whatever kind, including (without limitation) all claims arising under the Executive Retirement Income Security Act of 1974; (c) all common law claims, including (without limitation) all claims for breach of contract, wrongful discharge, interference with contractual relations, and defamation; and (d) all claims arising under any law (or the common law) governing the employment relationship. Notwithstanding anything expressed or implied herein to the contrary, the foregoing release shall not (x) include any rights Executive may have to payments under Section 4 or Section 8(h) of his Employment Agreement with the Company or to indemnification arising under the Company’s Certificate of Incorporation or Bylaws, or (y) include or cover Executive’s status as a shareholder or equity holder of the Company (including, without limitation, any claims or matters related to equity issued to or to be issued to Executive).

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          (b) Agreement Not To Sue. The Executive shall not file suit against any of the Released Parties pleading or asserting any claims released in this Section 1. If the Executive breaches this promise, the Executive shall pay each of the applicable Released Parties its (his/her) attorneys’ fees and costs incurred in defending against such claims. Notwithstanding the foregoing, this reimbursement provision shall not apply to any claims brought under ADEA challenging the validity of the release in this Section 1.
          (c) Definition of Released Parties. “Released Parties” means (i) the Company; (ii) the direct and indirect parents, subsidiaries, and affiliates of the members of the Company; (iii) all of the foregoing entities’ successors, assigns, and predecessors; (iv) all of the foregoing entities’ employees, agents, shareholders, benefit plans (and such plans’ administrators, insurers, trustees, fiduciaries, and the like), insurers, officers and directors, representatives, affiliates, and the like; and (v) any other person/entity claimed to be jointly and/or severally liable with the Company (or any of the other persons and entities referenced in this paragraph) or through which the Company has acted with respect to the Executive.
     2. General Release by the Company.
          (a) General Release of Legal Claims. The Company hereby releases (on behalf of itself or its subsidiaries, and each of their respective successors, assigns, and representatives) Executive and his heirs, family members, successors, assigns, and representatives (collectively, the “Executive Released Parties”), from, and hereby waives, any and all legal claims and causes of actions, whether known or unknown, that they may have or may claim to have against any of the Executive Released Parties, arising at any time up to and including the date that the Company signs this Agreement. This general release includes and covers (without limitation) all claims arising from or relating to the Executive’s employment and the termination of his employment. Notwithstanding anything expressed or implied herein to the contrary, the foregoing release shall not release the Executive from any obligations under Sections 5, 6, 7, 8 or 9 of his Employment Agreement with the Company.
          (b) Agreement Not To Sue. The Company shall not (and shall cause its subsidiaries, and each of their respective successors, assigns, and representatives not to) file suit against any of the Executive Released Parties pleading or asserting any claims released in this Section 2. If the Company breaches this promise, the Company shall pay each of the applicable Executive Released Parties its (his/her) attorneys’ fees and costs incurred in defending against such claims.
     3. Miscellaneous Provisions.
          (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which other provisions shall remain in full force and effect.
          (b) Governing Law/Waiver of Jury Trial. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the State of Michigan without regard

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to its conflict of laws principles or rules. To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the State of Michigan located in [Wayne County], Michigan and in the federal courts in District of Michigan. Each of the parties hereby waives the right to trial by jury.
          (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          (d) Non-Disparagement. The Executive agrees (i) not to make any disparaging, derogatory or other negative statements or false statements about the Company or its subsidiaries and (ii) not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries. The Company,on behalf if itself and its subsidiaries, and each of their respective successors, assigns, and representatives, agrees (and shall cause each of the officers and directors of the Company, Citigroup Venture Capital Equity Partners, L.P. (“CVC”) and stockholders related to CVC and such other parties) (i) not to make any disparaging, derogatory or other negative statements or false statements about the Executive and (ii) not to engage in any act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.

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Notice to Peter Leger of Revocation Period
Executive has been advised to consult with an attorney before signing this Agreement. Executive has twenty-one (21) days from the date that he receives this Agreement to decide whether to sign it. If Executive decides to sign this Agreement, he will then have an additional seven (7) days following the date he signed this Agreement to revoke this Agreement. This Agreement shall not become effective or enforceable until the expiration of this seven (7)-day revocation period.
IN WITNESS WHEREOF, each of the parties has executed this Agreement effective as of the date first written above.

MSX INTERNATIONAL, INC.
By:
Name:
Title:

Agreed to and Accepted:

Peter Leger